Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

WHEREAS, Semiconductor Components Industries, LLC (“Company”) and Bill Hall (“Executive”) entered into an Employment Agreement dates as of April 23, 2006 (“Agreement”);

WHEREAS, all defined terms used herein shall have the meanings set forth in the Agreement unless specifically defined herein;

WHEREAS, the Agreement includes provisions pertaining to Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”) which relates to non-qualified deferred compensation arrangements;

WHEREAS, one of the Internal Revenue Code Section 409A provisions in the Agreement requires that certain separation from service payments to the Executive be delayed for six months;

WHEREAS, subsequent to the Executive entering into the Agreement with the Company the final regulations under Internal Revenue Code Section 409A were issued and such final regulations clarified various aspects regarding this tax matter;

WHEREAS, now that the final regulations under Internal Revenue Code Section 409A have been issued and as a result of these final regulations, the Company and Executive wish to amend the Agreement to, among other things, permit a distribution following the Executive’s separation from service (i.e., without a six month delay in payment) as permitted pursuant to the “separation pay exception” set forth in Treasury Regulation Section 1.409A-1(b)(9) and to clarify certain other matters with respect to Internal Revenue Code Section 409A; and

WHEREAS, the Board of Directors of ON Semiconductor Corporation and its Compensation Committee have both reviewed and considered this matter and this Amendment No. 1 to the Agreement (“Amendment”).

NOW, THEREFORE, for mutual consideration the receipt of which is hereby acknowledged, the Agreement is hereby amended as follows:

1. Section 5(a) of the Agreement related to “Termination Payments” and “Without Cause” is hereby amended by replacing the first sentence thereof with the following language, in order to, among other things, provide for the “separation pay exception” to Internal Revenue Code Section 409A:

“(a) Without Cause. In the event of the termination of the Executive’s employment during the Employment Period by the Company without Cause (including a deemed termination without Cause as provided for in Section 3(f)), the Executive shall be entitled to: (i) any accrued but unused vacation, (ii) Base Salary through the Date of Termination (to the extent not theretofore paid), (iii) the continuation of Base Salary (as in effect immediately prior to the termination) for twelve (12) months following the Date of Termination which, subject to the restriction set forth below, shall be paid in accordance with the Company’s ordinary payroll practices in effect from time to time, (iv) any earned but not paid Bonus for the Performance Cycle immediately preceding the Date of Termination, and (v) a pro-rata portion of the Bonus, if any, for the Performance Cycle in which the Date of Termination occurs (based on the achievement of the applicable performance criteria and related to the applicable Performance Cycle as described in Section 2(b)). Notwithstanding the foregoing, the amount of payment set forth in (iii) above during the six-month period following the Date of Termination shall not exceed the severance pay exception limitation amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (any amount subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the Date of Termination). If the Company determines in good faith that the separation pay exception set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) does not apply as of the Date of Termination, the amount set forth in (iii) above shall be paid (a) in an initial lump sum equal to six months’ base salary (net of applicable taxes and withholdings) on the six-month anniversary of the Date of Termination and (b) thereafter in installments in accordance with the Company’s ordinary payroll practices. The amounts set forth in (i) and (ii) above, shall be paid in accordance with applicable law on the Date of Termination. The amounts set forth in (iv) and (v) above shall be paid as soon as is reasonably practicable after the close of the accounting books and records of the Company for the relevant Performance Cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any Performance Cycle ending on December 31 before January 1 or after March 15 of the year following the year in which the Performance Cycle ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii).”

2. Section 11 of the Agreement related to “Miscellaneous” shall be amended by adding the following language at the end of Section 11 as a new subsection (l) with respect to the Internal Revenue Code Section 409A:

“(l) (i) Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Executive’s termination of employment which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (“Section 409A Regulations”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation that is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (“Delayed Payment Date”) which is the first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this subsection, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(ii) The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Internal Revenue Code and the Section 409A Regulations. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.”

3. The provisions of this Amendment shall be effective as of the date written below (“Effective Date”), provided however, that the Agreement shall be operated in good faith compliance with Internal Revenue Code Section 409A for periods beginning January 1, 2005 through the Effective Date.

4. This Amendment shall amend only the provisions of the Agreement as set forth herein. Those provisions of the Agreement not expressly amended shall be considered in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be executed as of this 23 day of April 2008.

COMPANY	Semiconductor Components Industries, LLC

/s/ COLLEEN McKEOWN
Name: Colleen McKeown
Title: Senior Vice President of Human Resources

EXECUTIVE	Bill Hall, in that person’s individual capacity

	By:	/s/ WILLIAM M. HALL
William M. Hall

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